Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made as of November 12, 2008 between Electro Scientific Industries, Inc. (“ESI”) and Nicholas Konidaris (“Executive”).

Pursuant to an Employment Agreement dated as of January 7, 2004 (the “Employment Agreement”) between the Company and Executive, the Company agreed to employ Executive, and Executive agreed to provide his services and expertise, in the position of President and Chief Executive Officer.

WHEREAS, the parties wish to amend the Employment Agreement to make certain provisions compliant with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

NOW, THEREFORE, the parties agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

2. Whether or not provisions are expressly amended, the Employment Agreement shall be interpreted to provide for compliance with Section 409A, including further authority and official guidance concerning the meaning of Section 409A and related regulations. For example, any purported termination of Executive’s employment by Executive for Good Reason which is not effected in accordance with Section 8 of the Employment Agreement will fail to be termination for Good Reason.

3. Section 6(c) of the Employment Agreement is amended in its entirety to read as follows:

“(c) Reimbursed Business Expenses. ESI shall reimburse Executive for all expenses and disbursements reasonably incurred by Executive in the course of his duties for ESI, subject to any reasonable and timely documentation of such expenses that ESI may require in accordance with its customary expense reimbursement policies applicable to senior executive officers. The reimbursement shall be paid not later than the March 15 after the calendar year in which the expenses are incurred. Section 9(e) shall control if the payment date under Section 9(e) is earlier.”

4. Sections 9(b)(iv) and 9(b)(vi) of the Employment Agreement are amended in their entirety to read as follows:

“(iv) If the termination occurs and there has been no Change of Control, continued vesting and exercisability for a period of two full years following the date of termination of all option(s) to purchase shares of ESI common stock then held by Executive, all stock appreciation rights and other ESI equity-based awards then held by Executive, and all shares of restricted ESI common stock then held by Executive; provided that no such option or right shall be exercisable after the earlier of (x) the expiration of the term of years provided at the time of the original grant, or (y) the tenth anniversary of the original date of grant of the option or right;”

“(vi) An extension of the term for exercise of any vested and unexpired options to purchase shares of ESI common stock, and any vested and unexpired ESI stock appreciation rights, until the date that is three full years after the effective date of Executive’s termination; provided that no such option or right shall be exercisable after the earlier of (x) the expiration of the term of years provided at the time of the original grant, or (y) the tenth anniversary of the original date of grant of the option or right;”

5. Section 9(e) of the Employment Agreement is amended to read in its entirety as follows:

“9(e) Date of Payment. Except as otherwise provided herein, all cash payments and lump-sum awards required to be made pursuant to the provisions of this Section 9 shall be made no later than the 30th day following the effective date of Executive’s termination. Amounts under sections 9(b)(ii) and (iii), and amounts for life and accident insurance benefits, shall not be paid within the first six months after termination of Executive’s employment to the extent that the aggregate amounts would exceed two times the lesser of (i) Executive’s annualized compensation based on the annual rate of pay for Executive’s services to ESI as an employee for the calendar year preceding the year of termination (adjusted for any increase effective for the year of termination that was expected to continue indefinitely if Executive had not terminated), and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year of termination. Amounts not paid within the six months because of the limit shall be paid not later than seven months after termination. Payments for life and accident insurance benefits shall be given priority over amounts under sections 9(b)(ii) and (iii) for payment within the six months after termination of employment.”

6. New Sections 9(i) and 9(j) shall be inserted and shall read as follows:

“(i) The medical and dental insurance benefits under sections 9(b)(vii) and (viii) shall be provided for the first 18 months after termination of Executive’s employment by election of Executive under COBRA to continue coverage under ESI’s group health plans and payment by ESI of the portion of the COBRA premium in the same ratio as ESI paid for the coverage of Executive and his dependents under the plans.”

“(j) If ESI pays or reimburses the insurance benefits (rather than the insurance premiums) described under section 9(b)(vii) or (viii), the payment or reimbursement shall be made on or before December 31 of the year after the year in which the expense was incurred. The right to insurance benefits under section 9(b)(vii) or (viii) for a year shall not be affected by payments, reimbursements, or benefits in any other year.”

7. A new Section 11(e) shall be inserted and shall read as follows:

“(e) Gross-Up Payments shall be paid to Executive by the end of the calendar year next following the calendar year in which Executive remits the related taxes.”

8. Section 13(e) of the Employment Agreement is amended to read in its entirety as follows:

“(e) Attorneys’ Fees. Each party shall bear his or its own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any attachment or exhibit hereto or in any action to enforce the provisions of this Agreement or any attachment or exhibit hereto. Notwithstanding the foregoing, any arbitrator shall have the right to award attorneys’ fees to the prevailing party in an arbitration proceeding. If this Agreement is executed on or before January 7, 2004, ESI will reimburse Executive for one-half of his legal fees and expenses incurred in connection with the review of this Agreement and all related agreements up to a maximum amount of $5,000. ESI shall pay all legal fees and related expenses incurred by Executive as a result of (i) his bona fide legal claims concerning wrongful termination following a Change of Control of ESI (including all such fees and expenses, if any, incurred in contesting or disputing such termination) to the extent such fees and expenses are paid as “settlements or awards” resolving the bona fide legal claims, within the meaning of Treasury Regulation section 1.409A-1(b)(11), or (ii) Executive seeking to obtain or enforce any right or benefit provided by this Agreement following a Change of Control.”

9. Except as modified hereby, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By	/s/ Jon D. Tompkins
Name: Jon D. Tompkins Title: Chairman of the Board

/s/ Nicholas Konidaris
Nicholas Konidaris, Executive